Exhibit 99.1

Perfect Moment Reports Fiscal 2024 Results

●	Fiscal 2024 net revenue increased to a record $24.4 million, driven by eCommerce sales up 21% to record $10.4 million and reflecting growing brand awareness generated by major media wins.

●	Strengthened balance sheet from NYSE American IPO enabling accelerated marketing, strategic product line expansion and other growth initiatives.

●	Total global unique visitors per month (UVPM) to all digital media coverage Perfect Moment received during the 2023 ski season (fiscal Q3 - Q4) exceeded 7.5 billion, further elevating global brand awareness.

LONDON, July 1, 2024—(BUSINESS WIRE)—Perfect Moment Ltd. (NYSE American: PMNT), the high-performance, luxury skiwear and lifestyle brand that fuses technical excellence with fashion-led designs, has reported results for the fiscal year ended March 31, 2024. All comparisons are versus the same prior year period unless otherwise noted.

Fiscal 2024 Financial Highlights

●	Total net revenue up 4% to a record $24.4 million, with eCommerce sales up 21% to a record $10.4 million.

●	Gross profit improved 40 basis points to 37.8%.

●	Total operating expenses decreased 3% to $16.9 million.

●	Net loss improved by $1.6 million to $8.7 million versus loss of $10.3 million.

●	Cash, cash equivalents and restricted cash totaled $7.9 million at March 31, 2024, with no long-term debt.

Fiscal 2024 Operational Highlights

●	On February 8, 2024, completed IPO on the NYSE American stock exchange that generated net proceeds of $6.0 million. Approximately $12 million in debt was converted into common stock, substantially bolstering the company’s balance sheet.

●	Strengthened corporate governance with key appointments to the board: Andre Keijsers, with more than 25 years of capital markets and public company experience; Berndt Hauptkorn, president of Chanel Europe; Tracy Barwin, EVP of Hunter Boot and former head of Digital at Nike; and Tim Nixdorff, CMO of Rag & Bone.

●	Appointed as CFO, Jeff Clayborne, a highly experienced finance professional who brings more than 25 years of experience in finance, business development, M&A and accounting. Has driven growth and profitability for start-ups to Fortune 100 companies, including Walt Disney and Universal Music Group.

●	Engaged logistics partner Global-E to enhance eCommerce customer experience, drive sales growth and improve gross margin.

Marketing & Brand Highlights – Ski Season (Fiscal Q3 & Q4)

●	Perfect Moment total followers across social media platforms, including Instagram, Facebook and TikTok, increased 19% year-over-year to more than 382,000. Today, this totals more than 387,000, making Perfect Moment increasingly one of the world’s most followed luxury brands and the most followed luxury skiwear brand.

●	Total social audience reached by content created by global key opinion leaders (KOLs) about Perfect Moment totaled more than 296.6 million. Represents the total combined followers of the celebrities, influencers, models, media publications, and fashion industry notables who organically posted about Perfect Moment.

●	Total global unique visitors per month (UVPM) to all digital media coverage on Perfect Moment exceeded 7.5 billion.

●	Hosted several brand events across the U.S. and Europe which included top fashion models and social media influencers with a collective reach of more than 71 million followers worldwide.

●	Received broad media coverage during the quarter, including feature articles in Vogue (U.S. and British), Esquire, ELLE, Harper’s BAZAAR, Forbes, WWD, Travel & Leisure, and WhoWhatWear. Also received accolades from Condé Nast Traveler, Town & Country, NY Magazine, Glamour, Evening Standard, GQ, Rolling Stone, and Haute Living Magazine (LA and Miami).

●	To support greater brand engagement, partnered with Soho House & Co., a global hotel chain and group of private clubs with over 1.4 million Instagram followers and have more than 237,000 members represented by the media, arts and fashion industries. In fiscal Q4, Perfect Moment participated in the grand opening of Soho House in Portland, which resulted in greater brand awareness among the company’s target audience.

●	Collaborated with luxury apparel brand, Marfa Stance, to create a four-piece buildable and adaptable capsule collection of jackets and accessories. The exclusive collection was sold globally and received recognition in three stories published by British Vogue that reaches more than 3 million digital readers per month.

●	Featured on the front cover of Modern Luxury Aspen’s Holiday 2023/Winter 2024 issue, featuring model Kate Love wearing exclusively Perfect Moment. Included an eight-page fashion feature with Kate Love styled in Perfect Moment’s autumn/winter 2023 (AW23) collection, and a two-page profile feature with the company’s co-founder and chief creative officer, Jane Gottschalk. As the top luxury fashion publication in Aspen, Modern Luxury Aspen has 50,000 print subscribers and more than 1.1 million digital readers per month.

Subsequent Event

Last week, Perfect Moment launched an Ibiza-inspired Summer Capsule Collection across the company’s global eCommerce channels. The collection was recently highlighted in a photoshoot published in British Vogue featuring photographer Grace Burns and models Stella Jones and Paloma Baygual wearing items from the collection.

Management Commentary

“Our record total net revenue of $24.4 million in fiscal 2024 was driven primarily by our focus on increasing eCommerce sales,” stated Perfect Moment CEO, Mark Buckley. “The 21% growth in eCommerce was the result of investments we made in our new eCommerce team, a new digital marketing agency, introducing a new cross-border solution, and our continued investments in brand marketing.

“During the year, our eCommerce growth offset the year-over-year decline in wholesale revenue. Our wholesale revenue was comparatively lower due to exceptionally higher sales in the prior year related to the post COVID rebound causing an unusual surge during the period. Going forward, we anticipate wholesale will track at more normalized levels.

“While we will remain focused on accelerating our online sales growth and expanding our direct-to-consumer channel, we will continue to strategically expand our wholesale network and deepen the associated relationships.

“We are also working to further improve our eCommerce operations and gross margins by opening distribution centers in key markets, with our first distribution center outside the UK to open in U.S. during the current fiscal year.

“We expect the local distribution centers to improve our customer shopping experience with a faster shipping and return process. Local distribution centers will also lower our import duty and shipping costs. We see this helping to greatly improve our eCommerce margin, and for our eCommerce margin to surpass our wholesale margins by fiscal year 2026.

“We recently launched our Summer capsule which takes our product range far beyond our core ‘on-slope’ skiwear and into the global luxury lifestyle market. We believe the unique designs and functionality of our new summer line continues to set us apart as a global luxury brand.

“We plan to broaden our fall and winter product range which will also take us beyond our core skiwear with fewer technical lifestyle products and a wide range of exceptional products for any occasion, including year-round accessories.

“These new lines of lifestyle products will help us create new inroads into the global luxury outerwear market. Compared to the global luxury ski wear market, the global luxury outerwear market is 10-times larger and faster growing.

“In all, fiscal 2024 was a pivotal year for Perfect Moment, with much delivered yet much more to come. Our growing brand awareness, expansion into global luxury outerwear, improvements in gross margin and our eCommerce initiatives all together positions us well for growth and expanding market share, with this driving greater shareholder value over the long term.”

Fiscal 2024 Financial Summary

Total net revenue increased 4% to $24.4 million from $23.4 million in the prior year.

eCommerce revenue increased 21% to $10.4 million compared to $8.6 million in the prior year. The increase was attributed to greater brand awareness and a stronger focus on eCommerce.

Wholesale revenue totaled $14.1 million, down 6% compared to $14.9 million in the prior year. The decrease is attributed to the company’s wholesale accounts generating higher level of purchase activity in fiscal year 2023 due to the post-Covid rebound.

Gross profit increased 5% to $9.2 million from $8.8 million in the prior year. The increase was primarily attributed to an increase in sales and improvements in eCommerce margins.

Gross margin was 37.8% compared to 37.4% in the prior year. The increase was primarily attributed to strategic changes in ecommerce driven by less discounting and improvements in supply chain with Global-E, offset by a decrease in wholesale margin as well as a shift in revenue to lower margin eCommerce revenue.

Total operating expenses decreased 3% to $16.9 million from $17.4 million in the prior year. The decrease was primarily due to decreased SG&A expenses as well as decreased marketing and advertising expenses.

Net loss improved to $8.7 million or $(1.34) per basic and diluted share, compared to a net loss of $10.4 million or $(2.16) per basic and diluted share in the prior year.

Adjusted EBITDA was negative $5.9 million, compared to negative $2.5 million in the prior year. The decrease in adjusted EBITDA was primarily driven by an increase in investments in brand awareness totaling $1.3 million to drive eCommerce revenues and wholesale sell-through, plus costs to support growth and prepare the company for its public listing.

Cash, cash equivalents and restricted cash totaled $7.9 million at March 31, 2024, compared to $4.7 million at March 31, 2023. The increase was primarily due to net proceeds of $6.0 million raised from the company’s IPO on February 8, 2024.

About Perfect Moment

Founded in 1984 in the mountains of Chamonix, Perfect Moment is a high-performance luxury skiwear and lifestyle brand. It blends technical excellence with fashion-forward designs, creating pieces that effortlessly transition from the slopes to the city, the beach, and beyond.

Initially the vision of extreme sports filmmaker and professional skier Thierry Donard, the brand was built on a sense of adventure that has sustained for over 20 years. Donard, fueled by his personal experiences, was driven by a desire to create pieces that offered quality, style and performance, pushing the wearer in the pursuit of every athlete’s dream: to experience ‘The Perfect Moment.’

In 2010, British-Swiss entrepreneurial couple Jane and Max Gottschalk took ownership of the brand. Under Jane’s creative direction Perfect Moment was injected with a new style focus, one that reignited the spirit of the heritage brand, along with a commitment to improving fit, performance and the use of best-in-class functional materials. As such, the designs evolved into the distinct statement pieces synonymous with the brand as we know it today.

Today, the brand is available globally, online and via key retailers, including MyTheresa, Net-a-Porter, Harrods, Selfridges, Saks, Bergdorf Goodman and Neiman Marcus.

Learn more at www.perfectmoment.com.

Important Cautions Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the section titled “Risk Factors” in the final prospectus for our initial public offering and in our Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Definition of Key Opinion Leaders

The company defines a key opinion leader (KOL) as a person who is considered an expert on a certain topic and whose opinions are respected by the public due to their trajectory and the reputation they have built. They are typically identified by their reach, social media following and stature. A KOL may include but is not limited to celebrities, social media influencers, fashion models, contributors to media publications, and noted members of the fashion industry. There is no official listing or accreditation of KOLs, so the term is subjective, and therefore the list and definition may vary from company to company. The source of the KOL, social media and audience reach statistics provided in this release are reports by the company’s public relations firm. No reliance should be made upon their accuracy or timeliness.

Company Contact

Jeff Clayborne, CFO

Perfect Moment

Tel +44 (0)204 558 8849

Email contact

Investor Contact

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email contact

PERFECT MOMENT LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Amounts in thousands, except share and per share data)

	Year Ended March 31, 2024	Year Ended March 31, 2023

Revenue, net
Wholesale	$14,060	$14,888
Ecommerce	10,383	8,550
Total Revenue, net	24,443	23,438

Cost of goods sold	15,212	14,682
Gross profit	9,231	8,756

Operating expenses:
Selling, general and administrative expenses	12,122	12,369
Marketing and advertising expenses	4,784	5,012
Total operating expenses	16,906	17,381

Loss from operations	(7,675)	(8,625)

Other income (expense), net
Interest expense	(1,311)	(1,840)
Foreign currency transactions gains	264	39
Total other income (expense), net	(1,047)	(1,801)

Loss before income tax provision	(8,722)	(10,426)

Income tax provision	-	121

Net Loss	(8,722)	(10,305)

Other comprehensive (losses) gains
Foreign currency translation (loss) gains	(288)	303

Comprehensive loss	$(9,010)	$(10,002)

Basic and diluted loss per share	$(1.34)	$(2.16)
Basic and Diluted weighted-average number of shares outstanding	6,518,960	4,767,777

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share per share data)

	March 31, 2024	March 31, 2023

ASSETS

Current assets:
Cash and cash equivalents	$7,910	$4,712
Accounts receivable, net	1,035	997
Inventories, net	2,230	2,262
Prepaid and other current assets	742	708
Total current assets	$11,917	$8,679

Operating lease right-of-use assets	143	297
Property and equipment, net	502	833
Other non-current assets	47	12

Total assets	$12,609	$9,821

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Trade payables	$1,584	$1,289
Accrued expenses	2,697	1,390
Trade finance facility	-	26
Convertible debt obligations	-	10,770
Operating lease liability, current	101	299
Unearned revenue	420	180

Total current liabilities	$4,802	$13,954

Long Term liabilities:
Operating lease liability, non-current	44	8
Total liabilities	$4,846	$13,962

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 100,000,000 shares authorized: 15,653,449 and 4,824,352 shares issued and outstanding as of March 31, 2024 and March 31, 2023, respectively	$1	$-
Series A and Series B convertible preferred stock; $0.0001 par value; 10,000,000 share authorized: 0 and 6,513,780 shares issued and outstanding as of March 31, 2024 and March 31, 2023, respectively	-	1
Additional paid-in-capital	56,824	35,910
Accumulated other comprehensive (loss)/income	(85)	203
Accumulated deficit	(48,977)	(40,255)

Total stockholders’ equity (deficit)	$7,763	$(4,141)

Total liabilities and stockholders’ equity (deficit)	$12,609	$9,821

Use of Non-GAAP Measures

In addition to the company’s results under generally accepted accounted principles (“GAAP”), it presents adjusted EBITDA as a supplemental measure of our performance. However, adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization and stock-based compensation.

Management considers its core operating performance to be that which its managers can affect in any particular period through their management of the resources that affect the company’s underlying revenue and profit generating operations in that period. Non-GAAP adjustments to the company’s results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons the company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The company’s presentation of adjusted EBITDA should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items.

	For the Years ended
	March 31, 2024	March 31, 2023

Net income / (loss), as reported	$(8,722)	$(10,305)

Adjustments:
Interest expense	1,311	1,840
Stock compensation expense	739	4,036
Amortization of stock-based marketing services	185	1,483
Depreciation and amortization	555	547
Income tax benefit	-	(121)
Total EBITDA adjustments
Adjusted EBITDA	$(5,932)	$(2,520)

The company presents adjusted EBITDA because the company believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses adjusted EBITDA in developing its internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of the company’s business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with its board of directors concerning the company’s financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, the company’s working capital needs;

●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the adjusted EBITDA does not reflect any cash requirements for such replacements.